Exhibit 3.1

SECOND CERTIFICATE OF DESIGNATION OF
COMMON STOCK

HEI, INC.

STATEMENT OF DESIGNATION OF RIGHTS AND PREFERENCES

     The undersigned, Mack Traynor, Chief Executive Officer and President of HEI, Inc., a Minnesota corporation (the “Company”), does hereby file with the office of the Minnesota Secretary of State a Second Certificate of Designation of Common Stock of HEI, Inc. pursuant to Minnesota Statutes, Section 302A.401, Subd. 3. In connection therewith, the following statement is made:

1. The name of the corporation is HEI, Inc.

2. Pursuant to the provisions of Minnesota Statutes, Section 302A.401, Subd. 3 and Article III of the Amended and Restated Articles of Incorporation of HEI, Inc., the resolution attached as Annex A hereto authorizing the establishment of additional shares of Common Stock and fixing the relative rights and preferences thereof was approved by the unanimous voice vote of the members of the Board of Directors of HEI, Inc. present at a duly called meeting thereof held on May 4, 2005.

     I swear that the foregoing is true and accurate and that I have authority to sign this document on behalf of HEI, Inc.

Dated: May 9, 2005	HEI, INC.

/S/ Mack Traynor

By Mack Traynor
Its Chief Executive Officer and President

ANNEX A TO
SECOND CERTIFICATE OF DESIGNATION OF
COMMON STOCK

HEI, INC.

RESOLVED, that pursuant to Minnesota Statutes, Section 302A.401, subject to the filing of the Second Certificate of Designation of Common Stock, 2,000,000 shares of the Company’s undesignated shares that are authorized by Article III of this Company’s Amended and Restated Articles of Incorporation are hereby designated Common Stock, par value $.05 per share, which shares shall have the identical rights and preferences as all other shares of the Company’s Common Stock.

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